EXHIBIT 99.1

TPI Composites, Inc. Announces Fourth Quarter and Full Year 2016 Earnings Results

SCOTTSDALE, Ariz., March 16, 2017 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq:TPIC), the largest U.S.-based independent manufacturer of composite wind blades, today reported financial results for the fourth quarter and full year ended December 31, 2016.

Highlights

For the quarter ended December 31, 2016:

  Net sales of $185.6 million
  Total billings of $197.6 million
  Net loss attributable to common shareholders of $2.3 million or $0.07 per diluted share
  EBITDA of $12.5 million, with an EBITDA margin of 6.7%
  Adjusted EBITDA of $14.3 million, with an Adjusted EBITDA margin of 7.7%

For the full year 2016:

  Net sales of $754.9 million
  Total billings of $764.4 million
  Net income attributable to common shareholders of $8.4 million or $0.48 per share on a fully-diluted basis. Net income was $13.8 million, or $0.41 per fully diluted share assuming that all shares from the Company’s IPO had been outstanding since January 1, 2016
  EBITDA increased to $55.5 million, with an EBITDA margin of 7.4%
  Adjusted EBITDA of $66.2 million, with an Adjusted EBITDA margin of 8.8%

KPIs		Q4'16	Q4'15	FY 16	FY 15
	Setsˆ	541	527	2,154	1,609
	Estimated megawatts²	1,234	1,191	4,920	3,595
	Dedicated manufacturing lines³	44	34	44	34
	Manufacturing lines installed⁴	33	30	33	30
	Manufacturing lines in startup⁵	3	2	3	10
	Manufacturing lines in transition⁶	-	7	-	11
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of manufacturing lines that are dedicated to our customers under long-term supply agreements.
  Number of manufacturing lines installed and either in operation, startup or transition.
  Number of manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of manufacturing lines that were being transitioned to a new wind blade model during the period.

“We delivered strong operational and financial performance closing out the year with solid fourth quarter and full year 2016 results as we finished ahead of our 2016 financial guidance for total billings,” said Steven Lockard, TPI Composites’ President and Chief Executive Officer. “We remain focused on our strategy to grow globally, diversify among our customer base and expand profitability. Today, we reaffirm our target of 25% average annual top line growth for the next few years. We currently have $3.9 billion of revenue under long-term contracts covering 43 molds and a strong, global pipeline of opportunities to support our growth target.”

“Last quarter, we discussed the fact that GE had announced their intention to purchase LM Wind Power, our largest competitor. GE recently stated that it expects this transaction to close in the second quarter of 2017. Our contracts with GE in Iowa and Mexico remain in effect through 2020; however, the contracts with GE in China and Turkey are due to expire at the end of 2017.”

“We are still in discussions with GE regarding a potential extension of the GE China supply agreement but we have agreed with GE not to extend the Turkey supply agreement. We expect to backfill the three Turkey mold slots with two larger blade models for a different customer. We expect to enter into a supply agreement with this customer in either the first or second quarter of this year with the ability to begin production in early 2018.”

“With respect to the GE China supply agreement, we expect to reach an agreement in the second quarter to either extend the supply agreement or, if necessary, backfill the four molds from our demand pipeline in China.”

“Finally, outside of our wind business, TPI continues to demonstrate additional commercial capabilities for our composites expertise, and is gaining traction in our effort to build a transportation business. We recently signed a supply agreement to manufacture composite bus bodies for Proterra, a leading supplier of zero-emission buses. TPI also recently signed two new confidential automotive development programs for advanced vehicle applications. These applications will be produced and delivered out of our New England facilities. We remain focused on our commitment to grow, improve our operational effectiveness, expand margins and continue to drive down the levelized cost of energy,” concluded Mr. Lockard.

Fourth Quarter 2016 Financial Results
Net sales for the three months ended December 31, 2016 increased by $6.6 million or 3.7% to $185.6 million compared to $178.9 million in the same period in 2015. The increase was driven by a 7.0% increase in average selling price per blade and a 0.7% increase in the number of wind blades delivered in the three months ended December 31, 2016 compared to the same period in 2015.  The increased blade volume was from our plants in the U.S. and Mexico, partially offset by lower volume in EMEA.   The increase in net sales was partially offset by foreign currency fluctuations in Turkey and China. Total billings for the three months ended December 31, 2016 increased by $7.4 million or 3.9% to $197.6 million compared to $190.3 million in the same period in 2015. The impact of the strengthening of the U.S. dollar against the Euro at our Turkey operations and the Chinese Renminbi at our China operations on consolidated net sales and total billings were reductions of 1.6% and 1.4%, respectively, for the three months ended December 31, 2016.

Total cost of goods sold for the three months ended December 31, 2016 was $166.5 million and included aggregate costs of $6.7 million related to startup costs in our new plants in Mexico and Turkey. This compares to total cost of goods sold for the three months ended December 31, 2015 of $157.7 million, including aggregate costs of $0.3 million related to the transition of wind blades in our Dafeng, China plant. Cost of goods sold as a percentage of net sales of wind blades increased by 2.7% during the three months ended December 31, 2016 as compared to the same period in 2015, driven by the increase in startup costs and partially offset by improved operating efficiencies globally and the impact of savings in raw material costs. Similar to the impact to net sales above, the impact of the strengthening of the U.S. dollar against the Euro, Turkish Lira, Mexican Peso and Chinese Renminbi reduced consolidated cost of goods sold by 4.1% for three months ended December 31, 2016.

General and administrative expenses for the three months ended December 31, 2016 totaled $9.7 million as compared to $4.6 million for the same period in 2015. As a percentage of net sales, general and administrative expenses were 5.2% for the three months ended December 31, 2016, up from 2.6% in the same period in 2015. The increase was primarily driven by share-based compensation of $1.5 million recorded in the 2016 period (none was recorded in 2015) as well as additional costs incurred to enhance our corporate support functions to support our growth and public company governance.

The net loss for the three months ended December 31, 2016 was $2.3 million, as compared to net income of $11.5 million in the same period in 2015.

The net loss attributable to common shareholders was $2.3 million during the three months ended December 31, 2016, compared to net income attributable to common shareholders of $9.1 million in the same period in 2015. This was primarily due to the expected higher startup costs in 2016 and the write off of $4.5 million of deferred financing costs and prepayment penalties related to the refinancing of our credit facility. Diluted loss per share was $0.07 for the three months ended December 31, 2016 compared to earnings per share of $2.15 for the three months ended December 31, 2015.

EBITDA for three months ended December 31, 2016 decreased to $12.5 million, compared to $19.3 million during the same period in 2015. The EBITDA margin fell to 6.7% compared to 10.8% in the 2015 period. Adjusted EBITDA for three months ended December 31, 2016 decreased to $14.3 million compared to $19.5 million during the same period a year ago. The Adjusted EBITDA margin fell to 7.7%, compared to 10.9% during the same period a year ago. The decreases above in both the absolute amounts and as percentages of net sales were primarily driven by higher startup costs.

Capital expenditures increased to $11.6 million for three months ended December 31, 2016 from $1.2 million during the same period a year ago. Capex is primarily related to new facilities or facility expansions and related machinery and equipment.

Net debt as of December 31, 2016 improved to $6.4 million from $90.7 million as of December 31, 2015. The reduction was primarily a result of the completion of our IPO in July 2016 and the repayment of certain debt with cash flows from operations, partially offset by an increase in financing related to our new facilities in Mexico and Turkey.

2017 Outlook
For 2017, the Company expects:

  Total billings of between $930 million and $950 million (1)
  Sets delivered of between 2,800 and 2,900
  Average sales price per blade of between $105,000 and $110,000
  Estimated megawatts of sets delivered to be between 6,350 and 6,600
  Dedicated manufacturing lines under long-term agreements at year end to be between 52 to 56
  Manufacturing lines installed at year end to be 40
  Manufacturing lines in transition during the year to be 5
  Manufacturing lines in startup during the year to be 15
  Startup and transition cost of between $30 million and $40 million
  Capital expenditures to be between $75 million and $85 million (approx. 85% growth related)
  Effective tax rate to be between 20% and 25%
  Depreciation and amortization of between $23 million and $25 million
  Interest expense of between $11 million and $12 million
  Income tax expense of between $8 million and $10 million
  Share-based compensation of between $9.5 million and $10.5 million

(1) We have not reconciled our expected total billings to expected net sales as calculated under GAAP because we have not yet finalized calculations necessary to provide the reconciliation, including the expected change in deferred revenue, and as such the reconciliation is not possible without unreasonable efforts.

Conference Call and Webcast Information
TPI Composites will host an investor conference call tomorrow morning, March 17, 2017 at 8:00am ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-3982, or for international callers, 1-201-493-6780. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13656821. The replay will be available until March 24, 2017. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the largest U.S.-based independent manufacturer of composite wind blades for the wind energy market. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; our ability to backfill molds with respect to GE supply contracts that are not renewed; competition; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net debt and free cash flow. We define total billings as total amounts billed from products and services that we are entitled to payment and have billed under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense plus or minus any gains or losses from foreign currency transactions. We define net debt as the total principal amount of debt outstanding less unrestricted cash and equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2016	2015	2016	2015

Net sales	$185,574	$178,946	$754,877	$585,852
Cost of sales	159,849	157,423	659,745	528,247
Startup and transition costs	6,678	314	18,127	15,860
Total cost of goods sold	166,527	157,737	677,872	544,107
Gross profit	19,047	21,209	77,005	41,745
General and administrative expenses	9,738	4,596	33,892	14,126
Income from operations	9,309	16,613	43,113	27,619
Other income (expense):
Interest income	268	12	344	161
Interest expense	(4,905)	(3,671)	(17,614)	(14,565)
Loss on extinguishment of debt	(4,487)	-	(4,487)	-
Realized loss on foreign currency remeasurement	(57)	(181)	(757)	(1,802)
Miscellaneous income (expense)	46	(54)	238	246
Total other expense	(9,135)	(3,894)	(22,276)	(15,960)
Income before income taxes	174	12,719	20,837	11,659
Income tax provision	(2,430)	(1,243)	(6,995)	(3,977)
Net income (loss)	(2,256)	11,476	13,842	7,682
Net income attributable to preferred shareholders	-	2,356	5,471	9,423
Net income (loss) attributable to common shareholders	$(2,256)	$9,120	$8,371	$(1,741)

Weighted-average common shares outstanding:
Basic	33,737	4,238	17,530	4,238
Diluted	33,737	4,244	17,616	4,238
Net income (loss) per common share:
Basic	$(0.07)	$2.15	$0.48	$(0.41)
Diluted	$(0.07)	$2.15	$0.48	$(0.41)

Non-GAAP Measures:
Total billings	$197,645	$190,270	$764,424	$600,107
EBITDA	$12,492	$19,323	$55,491	$37,479
Adjusted EBITDA	$14,334	$19,504	$66,150	$39,281

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
($ in thousands)	2016	2015

Current assets:
Cash and cash equivalents	$119,066	$45,917
Restricted cash	2,259	1,760
Accounts receivable	67,842	72,913
Inventories	53,095	50,841
Inventories held for customer orders	52,308	49,594
Prepaid expenses and other current assets	30,657	31,337
Total current assets	325,227	252,362
Noncurrent assets:
Property, plant, and equipment, net	91,166	67,732
Other noncurrent assets	20,813	9,826
Total assets	$437,206	$329,920

Current liabilities:
Accounts payable and accrued expenses	$112,281	$101,108
Accrued warranty	19,912	13,596
Deferred revenue	69,568	65,520
Customer deposits and customer advances	1,390	8,905
Current maturities of long-term debt	33,403	52,065
Total current liabilities	236,554	241,194
Noncurrent liabilities:
Long-term debt, net of debt issuance costs, discount
and current maturities	89,752	77,281
Other noncurrent liabilities	4,393	3,812
Total liabilities	330,699	322,287
Preferred shares and warrants	-	198,830
Shareholders' equity (deficit)	106,507	(191,197)
Total liabilities and shareholders' equity (deficit)	$437,206	$329,920

Non-GAAP Measure:
Net debt	$6,379	$90,667

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2016	2015	2016	2015

Net cash provided by operating activities	$25,865	$27,783	$53,841	$31,293
Net cash used in investing activities	(11,590)	(1,054)	(30,507)	(26,215)
Net cash provided by (used in) financing activities	(1,041)	12,298	51,330	(2,423)
Impact of foreign exchange rates on cash and cash
equivalents	(970)	(67)	(1,515)	(330)
Cash and cash equivalents, beginning of period	106,802	6,957	45,917	43,592
Cash and cash equivalents, end of year	$119,066	$45,917	$119,066	$45,917

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,

($ in thousands)	2016	2015	2016	2015
Net sales	$185,574	$178,946	$754,877	$585,852
Change in deferred revenue:
Blade-related deferred revenue at beginning of period (1)	(61,949)	(56,089)	(65,520)	(59,476)
Blade-related deferred revenue at end of period (1)	69,568	65,520	69,568	65,520
Foreign exchange impact (2)	4,452	1,893	5,499	8,211
Change in deferred revenue	12,071	11,324	9,547	14,255
Total billings	$197,645	$190,270	$764,424	$600,107

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,

($ in thousands)	2016	2015	2016	2015

Net income (loss)	$(2,256)	$11,476	$13,842	$7,682
Adjustments:
Depreciation and amortization	3,194	2,945	12,897	11,416
Interest expense (net of interest income)	4,637	3,659	17,270	14,404
Loss on extinguishment of debt	4,487	-	4,487	-
Income tax provision	2,430	1,243	6,995	3,977
EBITDA	12,492	19,323	55,491	37,479
Share-based compensation expense	1,785	-	9,902	-
Realized loss on foreign currency remeasurement	57	181	757	1,802
Adjusted EBITDA	$14,334	$19,504	$66,150	$39,281

Free cash flow is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,

($ in thousands)	2016	2015	2016	2015
Net cash provided by operating activities	$25,865	$27,783	$53,841	$31,293
Capital expenditures	(11,590)	(1,200)	(30,507)	(26,361)
Free cash flow	$14,275	$26,583	$23,334	$4,932

Net debt is reconciled as follows:
	December 31,
($ in thousands)	2016	2015
Total debt, net of debt issuance costs and discount	$123,155	$129,346
Add debt issuance costs	2,290	4,220
Add discount on debt	-	3,018
Less cash and cash equivalents	(119,066)	(45,917)
Net debt	$6,379	$90,667

(1) Total billings is reconciled using the blade-related deferred revenue amounts at the beginning and the end of the period as follows:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2016	2015	2016	2015
Blade-related deferred revenue at beginning of period	$61,949	$56,089	$65,520	$59,476
Non-blade related deferred revenue at beginning of period	-	-	-	-
Total current and noncurrent deferred revenue at beginning of period	$61,949	$56,089	$65,520	$59,476

Blade-related deferred revenue at end of period	$69,568	$65,520	$69,568	$65,520
Non-blade related deferred revenue at end of period	-	-	-	-
Total current and noncurrent deferred revenue at end of period	$69,568	$65,520	$69,568	$65,520

(2) Represents the effect of the difference in the exchange rate used by our various foreign subsidiaries on the invoice date versus the exchange rate used at the period-end balance sheet date.

Investor Relations
480-315-8742
investors@TPIComposites.com